UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

LeonaBio, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LEONABIO, INC.

18706 North Creek Parkway, Suite 104

Bothell, Washington 98011

AMENDMENT
TO THE
PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
To Be Held On March 18, 2026, at 8:00 a.m. Pacific Time

This amendment, dated March 10, 2026, amends and supplements the definitive proxy statement on Schedule 14A, or the Proxy Statement, filed by LeonaBio, Inc., or the Company, with the U.S. Securities and Exchange Commission, or the SEC, on February 23, 2026, in connection with the Company’s Special Meeting of Stockholders, or the Special Meeting, to be held on March 18, 2026 at 8:00 a.m. Pacific Time.

The Company has been advised that Proposal 6 in the Proxy Statement will be considered a “routine” proposal. Accordingly, a broker or nominee has discretion to vote on Proposal 6 if specific instructions are not received from the beneficial owner of the underlying shares. As a result, we do not expect broker non-votes on Proposal 6. There is no change to the voting standards contained in the Proxy Statement or to the effect of broker non-votes, if any, on the vote on each proposal to be considered at the Special Meeting.

Other than as described above, no changes have been made to the Proxy Statement and it continues to be in full force and effect as originally filed with the SEC. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement.